UNITED STATES SECURITIES AND EXCHANGE COMMISSION
             WASHINGTON, D.C. 20549

                               AMENDED FORM 3

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

   1.   Name and Address of Reporting Person
        (Last) (First) (Middle)                  Sparks, Mary Lee
        (Street)                                 2438 Campbell Road, N.W.
        (City) (State) (Zip)                     Albuquerque, New Mexico 87104

   2.   Date of Event Requiring Statement (Month/Day/Year)

        09/24/97

   3.   IRS or Social Security Number of Reporting Person (Voluntary)



   4.   Issuer Name and Ticker or Trading Symbol

        McLeodUSA Incorporated
        MCLD

   5.   Relationship of Reporting Person(s) to Issuer (Check all
        applicable)
        ( ) Director   ( ) 10% Owner  ( ) Officer (give title below)
        (X) Other  (specify below)

        Member of 13(d) group owning more than 10%

   6.   If Amendment, Date of Original (Month/Day/Year)

        10/6/97 (filing date)

   7.   Individual or Joint/Group Filing (Check Applicable Line)
        ( ) Form filed by One Reporting Person
        (X)  Form filed by More than One Reporting Person

           Table I -- Non-Derivative Securities Beneficially Owned

    1.  Title of Security        2.  Amount of Securities       3. Ownership Form:        4.  Nature of
                                    Beneficially Owned            Direct (D) or               Indirect
                                                                   Indirect (I)         Beneficial Ownership
    Class A Common Stock                  196,678                        D

                                         332,209 (A)                     I             By Trust Agreement
                                                                                       dated May 13, 1978
                                                                                       f/b/o Mary Lee Sparks

                                          89,438 (B)                     I             By Mary Lee Sparks 1993
                                                                                       Grantor Retained
                                                                                       Annuity Trust

                                           154,674                       I             By Mary Lee Sparks 1990
                                                                                       Personal Income Trust
                                                                                       for the Benefit of Anne
                                                                                       Romayne Sparks dated
                                                                                       April 20, 1990

                                           154,674                       I             By Mary Lee Sparks 1990
                                                                                       Personal Income Trust
                                                                                       for the Benefit of
                                                                                       Barbara Lee Sparks
                                                                                       dated April 20, 1990

                                           154,674                       I             By Mary Lee Sparks 1990
                                                                                       Personal Income Trust
                                                                                       for the Benefit of
                                                                                       Christina Louise Sparks
                                                                                       dated April 20, 1990

                                           154,674                       I             By Mary Lee Sparks 1990
                                                                                       Personal Income Trust
                                                                                       for the Benefit of John
                                                                                       Woodruff Sparks dated
                                                                                       April 20, 1990

                        Table II -- Derivative Securities

                  2.  Date         3.  Title and                        5. Ownership
                 Exercisble          Amount of                            Form of
               and Expiration       Underlying                           Derivative
                Date (Month/        Securities                            Security:
                 Day/Year)

1.  Title of   Date     Expira-   Title   Amount     4.  Conversion   Direct   Indirect   6.  Nature
 Derivative    Exer-    tion                or         or Exercise      (D)       (I)     of Indirect
  Security     cisable  Date              Number         Price of                        Beneficial
                                            of          Derivative                         Ownership
                                          Shares         Security


   Explanation of Responses:

        For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following notes, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Mary Lee Sparks and not by any of the other joint filers.

        (A) Beneficially owned for purposes of Rule 16a-1(a)(2) by Christina Sparks Duncan.

        (B) Beneficially owned for purposes of Rule 16a-1(a)(2) by all of the joint filers other than Mary Lee Sparks.


   SIGNATURE OF REPORTING PERSON:


   Mary Lee Sparks


                           JOINT FILER INFORMATION

   Name:                              Anne Sparks Whitten

   Address:                           38 Goodhue Road
                                      Windham, New Hampshire 03087

   Designated Filer:                  Mary Lee Sparks

   Issuer & Ticker Symbol:            McLeodUSA Incorporated
                                      MCLD

   Date of Event Requiring Statement: September 24, 1997


   Signature:                         Anne Sparks Whitten

                           JOINT FILER INFORMATION

   Name:                              Barbara Sparks Federico

   Address:                           4840 Ashville Bay Road
                                      Ashville, New York 14710

   Designated Filer:                  Mary Lee Sparks

   Issuer & Ticker Symbol:            McLeodUSA Incorporated
                                      MCLD

   Date of Event Requiring Statement: September 24, 1997



   Signature:                         Barbara Sparks Federico


                           JOINT FILER INFORMATION

   Name:                              Christina Sparks Duncan

   Address:                           194 North Bald Hill Road
                                      New Canaan, Connecticut 06840

   Designated Filer:                  Mary Lee Sparks

   Issuer & Ticker Symbol:            McLeodUSA Incorporated
                                      MCLD

   Date of Event Requiring Statement: September 24, 1997



   Signature:                         Christina Sparks Duncan

                           JOINT FILER INFORMATION

   Name:                              John W. Sparks

   Address:                           229 Saavedra, S.W.
                                      Albuquerque, New Mexico 87105

   Designated Filer:                  Mary Lee Sparks

   Issuer & Ticker Symbol:            McLeodUSA Incorporated
                                      MCLD

   Date of Event Requiring Statement: September 24, 1997



   Signature:                         John W. Sparks

   DATE:

   January 9, 1998

   Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).